Castle Brands Announces Two Management Appointments

Chief Commercial and Marketing Officer and Chief Financial Officer Hired

FOR IMMEDIATE RELEASE

December 6, 2006, New York, NY – Castle Brands Inc. (AMEX: ROX), an emerging developer and global marketer of premium branded spirits headquartered in New York, today announced two appointments to its executive management team.

Appointment of Chief Commercial and Marketing Officer

As of the February 1, 2007, Mr. Claes Fick will join Castle Brands Spirits Company Ltd., a wholly-owned subsidiary of Castle Brands, as Chief Commercial and Marketing Officer.  As such, Mr. Fick will be responsible for the marketing and commercial development of all of the company’s brands globally.

Mr. Fick is currently a management consultant with Sevenco AB.  Prior to that, he served 17 years at Vin & Sprit AB, the Swedish company that developed and owns Absolut Vodka and other premium spirits brands.  From 2000 to 2005 he was Director and Member of the Management Board of Vin & Sprit.  From 1995 to 1999 he ran the American operations of The Absolut Vodka Company and from 1988 to 1995 he was Director Europe for The Absolut Vodka Company.  Commenting on Mr. Fick’s appointment, Mark Andrews, Chairman and CEO said: “Claes is an extremely capable marketer and developer of brands with a list of accomplishments that speak for themselves.  With the recent departure of Constantine Constandis, we have the opportunity to expand the aggregate skill set of our management team without significantly increasing the size of the executive group.  Claes is

570 Lexington Avenue, 29th Floor | New York, NY 10022

Voice 646-356-0200 | Fax 646-356-0222

www.castlebrandsinc.com

December 6, 2006

a significant part of this development, and we are very fortunate to have him at Castle Brands.”

Mr. Fick added: “I see many opportunities to grow Castle Brands’ current portfolio and I look forward to helping Castle Brands make strategic acquisitions to round out its portfolio. I am very impressed with the company’s sales force, both in America and Europe, and look forward to working closely with them to increase sales and build brand value.”

Appointment of New Chief Financial Officer

Mr. Herbert Roberts has joined Castle Brands as Chief Financial Officer, replacing Mr. Matthew MacFarlane who resigned that position in October to pursue other opportunities.  Prior to joining the company, Mr. Roberts held several positions with public and private companies in the entertainment industry, most notably serving nine years as Senior Vice President, Chief Financial Officer and Treasurer of Helicon, a cable television, Internet and telecommunications provider for which he raised substantial amounts of private equity and public and private debt.  In addition, he negotiated, financed and integrated over 30 acquisitions for Helicon.  Mr. Roberts also spent seven years in the finance department of CBS, Inc.

Commenting on the appointment of the new CFO, Mark Andrews stated: “Herb has had an impressive career both as CFO of a public company and in several other financial positions with substantial companies.  Now that Castle Brands is a public company, we need the financial experience, acquisition and capital raising skills, and public company financial reporting expertise that Herb brings to the table.  We have ambitious growth plans and I am confident that Herb will be very instrumental in helping us achieve them.”

Mr. Roberts added: “I am confident that I can provide negotiating and capital raising skills that will enable Castle Brands to achieve its acquisition objectives, while at the same time

570 Lexington Avenue, 29th Floor | New York, NY 10022

Voice 646-356-0200 | Fax 646-356-0222

www.castlebrandsinc.com

December 6, 2006

adding the accounting, financial reporting and compliance experience necessary for a public company in today’s environment.”

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, whiskey and liqueurs/cordials.  Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect Castle Brands’ current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  Castle Brands’ actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2006 filed with the Securities and Exchange Commission.  Castle Brands undertakes no obligation to update publicly any forward-looking statements contained in this press release.

ROX-G

# # #

For more information on Castle Brands, contact:

Amelia Gary

Vice President – Investor Relations

Castle Brands Inc.

570 Lexington Avenue

New York, New York 10022

Phone: 800-882-8140

E-mail: agary@castlebrandsinc.com

www.castlebrandsinc.com

570 Lexington Avenue, 29th Floor | New York, NY 10022

Voice 646-356-0200 | Fax 646-356-0222

www.castlebrandsinc.com